Exhibit 99.1

AUTOBYTEL ANNOUNCES WORKFORCE REDUCTION; COMPANY RETAINS RBC CAPITAL MARKETS

TO REVIEW STRATEGIC OPPORTUNITIES

Irvine, CA – September 26, 2008 – As part of a company-wide cost-cutting initiative started last year, Autobytel Inc. (Nasdaq: ABTL) today announced it has eliminated an additional 75 positions, or approximately 35% percent of its workforce. These reductions reinforce management’s previously announced commitment to improve cash flow and attain profitability.

Autobytel anticipates saving approximately $10 million annually as the result of the workforce reduction and the elimination of certain other expenses. The company expects to record a charge related to severance and other employee-related costs totaling approximately $2.2 million over the third and fourth quarters of 2008.

“As we navigate through this challenging economy, we are taking all the necessary and proactive, though sometimes difficult, steps to further reduce costs. We believe that at the end of this process we will have a leaner, more focused company, right-sized to compete in the current economic climate,” said president and chief executive officer of Autobytel, Jim Riesenbach. “While it is never easy to make a change of this magnitude, we believe our actions are necessary to bring the company more closely in line with our goals of reaching cash flow breakeven and achieving profitability. During the past year, we made significant progress improving efficiencies in the revenue-generating areas of our business while maintaining a strong cash position and balance sheet, and believe we can continue to build and sustain our revenue streams while delivering outstanding service and value to our clients, even with a reduced workforce.”

Concurrently, Autobytel announced that it has retained investment banking firm RBC Capital Markets Corporation as its financial advisor to assist the company in exploring and evaluating strategic alternatives to maximize shareholder value.

The company said such alternatives are designed to strengthen Autobytel’s marketplace position and could include the possible sale of the company or certain of its assets, acquisitions, or strategic partnerships. The company also said there can be no assurances that the process will result in any specific transaction or transactions and that it does not intend to disclose developments regarding the process unless and until its board of directors approves a definitive transaction.

“We believe our current stock price as well as overall market conditions are conducive to, and have driven, increased interest in Autobytel from various third parties,” Riesenbach said. “As a result, we have retained RBC Capital Markets, a leading investment banking firm with extensive experience in the internet media space, to more fully evaluate available alternatives and their potential impact on our business. We stand ready to take whatever action is necessary to maximize shareholder value.”

About Autobytel Inc.

Autobytel Inc. (Nasdaq:ABTL) is an Internet automotive marketing services company that helps dealers and manufacturers sell cars and related products and services. The company owns and operates consumer-facing automotive websites, including its flagship site, MyRide.com® , which is designed to help consumers find, see, buy and learn anything related to automobiles. The company’s other websites are: Autobytel.com®, Autoweb.com®, Car.comsm, CarSmart.com®, AutoSite.com®, and CarTV.com®. By providing a convenient and comprehensive automotive consumer experience across the purchase and ownership lifecycle, Autobytel seeks to provide dealerships with opportunities to connect with a steady, diverse stream of motivated, serious shoppers, while providing manufacturers with precision-targeted brand and product advertising opportunities. In addition to its websites, the company generates leads and advertising opportunities for dealers and automakers through its marketing network, which includes the AutoReach ad network, co-brands, such as ESPN.com, and marketing affiliates such as AOL, Edmunds and Kelly Blue Book.

About RBC Capital Markets Corporation

RBC Capital Markets is the corporate and investment banking arm of RBC Financial Group and is active globally in debt origination, sales and trading, foreign exchange, infrastructure finance, structured products, metals and mining, and energy. Its North American platform includes leading equity, underwriting, sales, trading and research businesses and a significant U.S. middle market investment banking franchise. Bloomberg ranks the firm as one of the Top 20 investment banks globally. For more details on the RBC Capital Markets Internet Investment Banking team, please visit http://www.rbcinternet.com

Forward-Looking Statement Disclaimer

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws, including, but not limited to the company’s goal of improving cash flow and attaining profitability, the company’s ability to compete in the current economic climate, its the ability to build and sustain revenue streams and the ability of its board of directors to successfully conclude a transaction as a result of the exploration of strategic alternatives. These forward-looking statements are not guarantees of future performance and involve certain assumptions and certain risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure of new products and services to meet expectations, failure to retain key employees or attract and integrate new employees, that actual costs and expenses exceed the charges taken by Autobytel, changes in laws and regulations, costs of legal matters, including, defending lawsuits and undertaking investigations and related matters, and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of Autobytel’s stock.

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Contact:

Autobytel Inc. Investor Relations

Roger Pondel/Laurie Berman, PondelWilkinson Inc., 310.279.5980 (investor@pondel.com)

Autobytel Inc. Media Relations

Melanie Webber, 949.862.3023 (melaniew@autobytel.com)

Crystal Hartwell, 949.437.4755 (crystalh@autobytel.com)